Exhibit 10.2

10 Sylvan Way

Parsippany, NJ 07054

July 31, 2026

Dear Wetteny:

On behalf of Zoetis Inc. (the “Company”) and its Board of Directors, I want to thank you for your years of service and contributions to the Company and for agreeing to stay on with the Company as a Special Advisor to the CEO on financial matters to ensure a smooth transition. This letter agreement (this “Letter Agreement”) sets forth the terms of your transition and separation from the Company.

1.	Executive Officer Transition Date

Effective as of the close of business on August 16, 2026 or such later date as may be determined by the Company (subject to Section 2 hereof) (such date, the “Executive Officer Transition Date”), your service as Executive Vice President and Chief Financial Officer of the Company and in any other positions you may hold with the Company or any of its affiliates will cease, regardless of whether a successor to your role(s) is named prior to such date. Unless otherwise determined by the Company’s Chief Executive Officer (the “CEO”), until the Executive Officer Transition Date, you will continue to have and perform your current duties and responsibilities, including signing the Company’s audit representation letter, public filings and certifications consistent with requirements under applicable law and the Company’s past practice.

Effective as of the Executive Officer Transition Date, your service as an “executive officer” of the Company shall cease and you shall resign from your position as Executive Vice President and Chief Financial Officer (but not as an employee of the Company).

Through the Termination Date (as defined below), you shall continue to (a) receive your annual base salary at the rate in effect as of the date hereof in accordance with the Company’s regular payroll practices, (b) remain eligible for employee benefits consistent with those benefits to which you are entitled immediately prior to the date hereof, and (c) maintain your current primary work location in Parsippany, New Jersey, subject to business travel as needed. Notwithstanding anything herein to the contrary, the Company reserves the right to terminate your employment for Cause (as defined in the Company’s Executive Severance Plan) prior to the Termination Date, provided that, to the extent that the act or omission constituting Cause is curable, the Company first provides you with written notice of the act or omission constituting Cause and it continues without cure for 14 days.

Subject to the effectiveness of this Letter Agreement, including Section 5 hereof, with respect to calendar year 2026, you will remain eligible to receive an annual incentive award based on your annual incentive target as in effect as of immediately prior to the date hereof, subject to Company performance-based funding as applied to other members of the Zoetis Executive Team, which shall be paid when annual incentive awards are otherwise paid to the Zoetis Executive Team (but in no event later than March 15, 2027). For the avoidance of doubt, (i) you shall be treated no less favorably than other members of the Zoetis Executive Team with respect to the determination and payment of such funding of such annual incentive award, and (ii) your annual incentive award shall be determined solely based on the Company’s attainment of the applicable financial and strategic/operational metrics under the Annual Incentive Plan and no individual performance goals or objectives shall apply to the determination of your annual incentive award (i.e., your target shall be used for the individual component of your bonus).

All of your outstanding equity awards will remain outstanding and eligible to vest (and, in the case of vested stock options, be eligible to be exercised) in accordance with their existing terms and conditions until the Termination Date. You agree and acknowledge that you will not be eligible to receive new or additional grants of equity or equity-based awards prior to the Executive Officer Transition Date or during the Transition Period (as defined below).

2.	Transition Period

Subject to the effectiveness of this Letter Agreement, including Section 5 hereof, during the period commencing on the Executive Officer Transition Date and ending on February 28, 2027, unless earlier terminated for Cause or otherwise in accordance with this Letter Agreement (the actual date of termination of your employment with the Company, the “Termination Date” and, such period, the “Transition Period”), the Company shall continue your employment as a non-executive officer employee of the Company with the title of Special Advisor to the CEO, reporting to the CEO. During the Transition Period, you will have such duties and responsibilities as delegated by the CEO and commensurate with a Special Advisor, including the proper transition of the duties and responsibilities of the Executive Vice President and Chief Financial Officer role to your successor.

If it is determined by mutual agreement (which agreement will not be unreasonably withheld by the Company) between you and the Company that the Transition Period shall be terminated prior to February 28, 2027, the Transition Period will immediately cease, your employment with the Company will terminate (such date becoming the “Termination Date” for all purposes of this Letter Agreement), and the Company will have no further obligation to pay your base salary or provide employee benefits.

Effective as of the Termination Date, your employment with the Company and its affiliates shall terminate and you shall cease participation in any Company employee benefit plans.

3.	Severance Benefits

Upon the Termination Date, unless your employment is terminated for Cause, you will be eligible to receive the benefits under, and pursuant to the terms of, Section 3.1 of the Company’s Executive Severance Plan and your outstanding equity awards will be treated as though your “Termination of Service” occurs pursuant to a “Restructuring Event” (each as defined in the applicable award agreement) and pursuant to the section entitled “Termination as a Result of a Plant Closing or Restructuring Event” thereunder. You will also be entitled to receive any accrued but unpaid base salary and payment of any accrued but unused paid time off on the Termination Date.

All payments and benefits set forth in this Section 3 (other than accrued but unpaid base salary and accrued but unused paid time off) will be subject to your compliance with the terms and conditions of the Executive Severance Plan, including the execution and non-revocation of a General Release (as defined in the Executive Severance Plan), substantially in the form attached hereto as Exhibit A, upon or following the Termination Date.

4.	Restrictive Covenants

As consideration for your continued employment until the Termination Date and the other compensation and benefits contemplated herein, you will be subject to the following additional restrictive covenants. The covenants set forth in this Section 4 shall be in addition to, and shall not replace, any covenants set forth in any other agreement between you and the Company or its affiliates that could impact your ability to take on other employment, which shall remain in full force and effect, except that any such covenants in other agreements shall not be interpreted or enforced in a manner that would provide for greater restrictions on your ability to take on other employment than provided by Section 4(b) below. Any material violation of your applicable restrictive covenants prior to the Termination Date shall serve as the basis of a termination for Cause, and you will not be eligible to receive the benefits under the Executive Severance Plan or the treatment of equity awards set forth in Section 3.

a.	Nondisclosure of Confidential Information.

During the course of your employment and engagement with the Company and its affiliates, you have had and may continue to have access to, and have gained and may continue to gain knowledge with respect to, “Confidential Information” (as defined below). You agree that you shall not, without the prior written consent of the Company, during the periods of your employment and engagement with the Company and its affiliates and thereafter for so long as it remains Confidential Information, use or disclose, or knowingly permit any unauthorized “Person” (as defined in Section 13(d) of the Securities Exchange Act of 1934) to use, disclose or gain access to, any Confidential Information; provided, however, that you may disclose Confidential Information as required by law or as ordered by a court, or as required in the course of the performance of your duties to the Company and its affiliates, or as set forth in Section 4.h) below; provided, further, that, in any event described in the preceding proviso, (x) to the extent permitted by applicable law, you shall promptly notify the Company in writing, and consult with and assist the Company in seeking a protective order or request for another appropriate remedy (except with respect to disclosures permitted by Section 4.h)), (y) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms of the preceding clause (x), you shall disclose only that portion of the Confidential Information that is legally required to be disclosed and shall exercise reasonable best efforts to assure that confidential treatment shall be accorded to such Confidential Information by the receiving Person, and (z) to the extent permitted by applicable law, the Company shall, except with respect to disclosures permitted by Section 4.h), be given an opportunity to review the Confidential Information prior to disclosure thereof. Without limiting the foregoing, you agree to keep confidential the existence of, and any information concerning, any dispute between you and the Company or any of its affiliates, except that you may disclose information concerning such dispute to the Governmental Authority (as defined in Section 4.h)) that is considering such dispute and to your legal counsel; provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of such dispute.

For purposes of this Letter Agreement, “Confidential Information” means information, observations and data concerning the business and affairs of the Company or any of its affiliates, including all business information (whether or not in written form) that relates to the Company or any of its affiliates, or their directors, officers, employees, customers, suppliers or contractors or any other third parties with respect to which the Company or any of its affiliates has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and that is not known to the public generally other than as a result of your breach of this Letter Agreement, including technical information or reports; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents; product research and development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development, including processes, formulas, designs, drawings, engineering and technology; information relating to any forms of compensation or other personnel-related information; contracts; supplier lists; and information relating to the financial conditions and affairs of the Company, including accounting methods and data, proprietary financial systems, earnings, financial projections, budgets and financial statements. Confidential Information shall not include such information known to you prior to your involvement with the Company or any of its affiliates or information rightfully obtained from a third party (other than pursuant to your breach of this Letter Agreement or any other duty of confidentiality) or information that is clearly not confidential by nature.

For the avoidance of doubt, you shall be permitted to disclose the restrictive covenants contained in this Letter Agreement (and any other agreement between you and the Company or an affiliate) to any potential subsequent employer or business partner.

b.	Noncompetition.

During your employment with the Company and its affiliates and for the 12-month period immediately following the Termination Date (such period, the “Restricted Period”), you shall not, anywhere in the world, without the prior written consent of the Company: (i) directly or indirectly, alone or in association with any other Person, engage in or invest as an owner, partner, stockholder, licensor, director, officer, agent or consultant in a Competitive Entity (as defined below); or (ii) accept employment or an engagement for the provision of services in any capacity, including as an employee, director, consultant or advisor, directly or indirectly, with any Competitive Entity.

Notwithstanding the foregoing, (x) nothing in this provision shall prevent you from passively investing as a less than two percent stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system, and (y) your employment by a current customer of the Company as of the Termination Date shall not constitute a violation of this provision, provided that such customer is not a Competitive Entity. For purposes hereof, “Competitive Entity” shall mean any entity that is primarily engaged in the animal health field, including, without limitation, Elanco, Merck Animal Health, Ceva, Boehringer Ingelheim, Dechra, Virbac, Idexx, and/or Mars Petcare, or any respective affiliate thereof.

c.	Non-interference with Business Relations.

During the Restricted Period, you shall not, directly or indirectly, alone or in association with any other Person, without the prior written consent of the Company, (i) induce or attempt to induce any client, customer (whether former or current), supplier, licensee, franchisee, joint venture partner or other business relation of the Company or any of its affiliates (collectively, “Business Relations”) to cease doing business with the Company or any such affiliate, (ii) divert all or any portion of a Business Relation’s business with the Company or any of its affiliates to any competitor of the Company or any such affiliate, or (iii) in any way interfere with the relationship between any Business Relation, on the one hand, and the Company or any such affiliate, on the other hand.

d.	Nonsolicitation of Service Providers.

During the Restricted Period, you shall not, directly or indirectly, alone or in association with any other Person, without the prior written consent of the Company, (i) actively solicit, recruit or hire any Person who is at such time, or who at any time during the 12-month period prior to such solicitation or hiring had been, an employee, individual contractor or exclusive consultant of the Company or any of its affiliates, (ii) solicit or encourage any employee of the Company or any of its affiliates to leave the employment of the Company or any of its affiliates, or (iii) interfere with the relationship of the Company or any of its affiliates with any employee, individual contractor or exclusive consultant who is or was employed by or otherwise engaged to perform services for the Company or any of its affiliates. Nothing in this provision shall prohibit you from placing general advertisements not targeted at employees of the Company or any of its affiliates, or from providing a personal reference to any person upon request.

e.	Nondisparagement.

Except with respect to disclosures permitted by Section 4.h), you shall not make, directly or indirectly, alone or in association with any other Person, any defamatory or maliciously disparaging oral or written statements about the Company or its affiliates or their respective products, personnel, directors, services, reputation or financial status.

f.	Return of Property.

You acknowledge that all documents, records, files, lists, equipment, computer, software or other property (including intellectual property) relating to the businesses of the Company or any of its affiliates, in whatever form (including electronic), and all copies thereof, that have been or are received or created by you while an employee or service provider of the Company or any of its affiliates (including Confidential Information) are and shall remain the property of the Company and its affiliates, and you shall immediately return such property to the Company upon the Termination Date and, in any event, at the Company’s request. You further agree that any property situated on the premises of, and owned by, the Company or any of its affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company’s personnel at any time with or without notice. Notwithstanding the foregoing, you shall be permitted to retain any of your personal compensation information or documentation, and the Company agrees that, to the extent you have not done so prior to signing this Letter Agreement, you may work with the Company’s Chief Information Security Officer or his designee to identify and retain any of your personal contacts and/or personal calendar appointments and/or personal non-Confidential Information or property.

g.	Cooperation.

You agree that upon the reasonable request of the Company or any of its affiliates following the Termination Date, you shall use reasonable efforts to assist and cooperate with the Company or any of its affiliates in connection with the defense or prosecution of any claim that may be made against or by the Company or any of its affiliates, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or any of its affiliates, including testifying in any proceedings before any arbitral, administrative, regulatory, judicial, legislative or other body or agency. Such cooperation shall be on reasonable notice and, to the extent practicable, take into account your business and personal commitments. The Company shall reimburse you for reasonable out of pocket expenses incurred in connection with your cooperation requested pursuant to this paragraph, including reasonable travel expenses. In the event the total time commitment requested or required of you under this paragraph exceeds 40 hours, the Company shall provide you with a reasonable per diem for such cooperation.

With respect to any currently pending matters against the Company in which you have been named as a defendant (the “Pending Litigation”), the Company shall provide a defense to you in accordance with your indemnification agreement with the Company and applicable law. In the event the same counsel is defending both you and the Company in the Pending Litigation, you shall be entitled to retain shadow counsel of your choice, subject to the mutual agreement of you and the Company at the time of such retention (which agreement shall not be unreasonably withheld by the Company), at the Company’s reasonable expense. In the event a conflict of interest arises between you and the Company in the Pending Litigation, or upon the mutual agreement of you and the Company, you shall be entitled to select separate counsel, subject to the approval of the Company (which approval shall not be unreasonably withheld), at the Company’s expense.

h.	Trade Secrets; Whistleblower Rights.

The Company hereby informs you that, notwithstanding any provision of this Letter Agreement to the contrary, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. In addition, notwithstanding anything in this Letter Agreement to the contrary, nothing in this Letter Agreement shall impair your ability to comply with a court order or subpoena or to communicate with any federal, state or local governmental or law enforcement branch, agency or entity (each, a “Governmental Authority”), voluntarily provide to a Governmental Authority information you believe indicates possible or actual violations of the law, or participate in or fully cooperate with any investigation or proceeding that may be conducted by any Governmental Authority, including providing documents or other information, without notice to or approval from the Company, without risk of being held liable by the Company for financial penalties, or any other of your rights under the whistleblower provisions of any applicable federal law or regulation or, for the avoidance of doubt, limit your right to receive an award for information provided to any Governmental Authority.

i.	Remedies and Injunctive Relief.

You acknowledge that your violation of any of the covenants contained in this Section 4 would cause irreparable damage to the Company and its affiliates in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, you agree that, notwithstanding any provision of this Letter Agreement to the contrary, in addition to any other damages it is able to show, in the event of your violation in any material respect of any of the covenants contained in this Section 4, the Company and its affiliates shall be entitled (without the necessity of showing economic loss or other actual damage) to (i) cease payment or provision of the payments and benefits provided pursuant to this Letter Agreement to the extent not previously paid or provided, (ii) the prompt return by you of any portion of, or the value of, the payments and benefits provided pursuant to this Letter Agreement previously paid or provided, and (iii) injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions), without posting a bond, in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in this Section 4 in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that the Company and its affiliates may have for damages under this Letter Agreement or otherwise, and all such rights shall be unrestricted. The Restricted Period contemplated by Section 4(b), (c) or (d), as applicable, shall be tolled during (and shall be deemed automatically extended by) any period during which you are in violation of the provisions of such section, as applicable. In the event that a court of competent jurisdiction determines that any provision of this Section 4 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then, only as to enforcement of this Section 4 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

j.	Acknowledgments.

You acknowledge that the Company and its affiliates (i) have expended and will continue to expend substantial amounts of time, money and effort to develop business strategies, employee, customer and other relationships and goodwill to build an effective organization, (ii) have a legitimate business interest in and right to protect their Confidential Information, goodwill and employee, customer and other relationships, and that the Company and its affiliates would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its employee, customer and other relationships, and (iii) are entitled to protect and preserve the going concern value of the Company and its affiliates to the extent permitted by law. You further acknowledge that, although your compliance with the covenants contained in this Letter Agreement may prevent you from earning a livelihood in a business similar to the business of the Company and its affiliates, your experience and capabilities are such that you have other opportunities to earn a livelihood and adequate means of support for you and your dependents. In light of the foregoing acknowledgments, you agree (x) that the covenants contained in this Letter Agreement are reasonable and properly required for the adequate protection of the businesses and goodwill of the Company and its affiliates and (y) not to challenge or contest the reasonableness, validity or enforceability of any limitations on, and obligations of, you contained in this Letter Agreement.

5.	Waiver and Release of Claims

a. In consideration for your continued employment through the Executive Officer Transition Date and the other compensation and benefits provided by the Company until such date and for other good and valuable consideration, the sufficiency of which you hereby acknowledge and agree to, by signing this Letter Agreement, on behalf of you, your heirs, administrators, executors, representatives, agents, successors and assigns, you hereby waive and release and forever discharge to the maximum extent permitted by applicable law any and all claims or causes of action, whether or not now known and whether present or future, against the Company or any of its predecessors, successors, or past or present subsidiaries, affiliates, parents, branches or related entities (collectively, including the Company, the “Released Parties”) or, in their respective capacities as such, the Released Parties’ former, current or future employees, consultants, agents, representatives, stockholders, managers, members, equity holders, officers, directors, attorneys, employee benefit plans or assigns, with respect to any matter through and including the date on which this Letter Agreement is executed, including, without limitation, any matter related to your employment with the Company or the cessation of your service as Executive Vice President and Chief Financial Officer.

You understand and agree that you are releasing the Released Parties from any and all claims that may legally be waived by private agreement, including, but not limited to, any and all claims for breach of contract, breach of the covenant of good faith and fair dealing, personal injury, wages, benefits, defamation, wrongful discharge, discrimination, harassment, retaliation, impairment of economic opportunity, emotional distress, invasion of privacy, negligence or other tort; claims for attorneys’ fees or costs; and any and all other claims, whether arising under statute (including, but not limited to, claims arising under the Civil Rights Act of 1866, the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act of 1990, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the National Labor Relations Act, the New Jersey Conscientious Employee Protection Act, the District of Columbia Human Rights Act, the Massachusetts Fair Employment Practices Act—M.G.L. c. 151 B, the Massachusetts Wage Payment Statute, G.L. c. 149, §§ 148, 148A, 148B, 149, 150, 150A-150C, 151, 152, 152A, et seq., the Massachusetts Wage and Hour laws, G.L. c. 151 § 1A et seq., the Minnesota Human Rights Act, the West Virginia Human Rights Act , and/or any and all other federal, state, local or foreign statutes, executive orders or regulations), contract (express or implied), constitutional provision, common law, public policy or otherwise, from the beginning of time through the date you have executed this Letter Agreement. Further, if any claim is not subject to release, to the extent permitted by applicable law: (a) you promise not to consent to become a member of any class or collective in a class, collective or multiparty action or proceeding in which claims are asserted against any Released Party that are related in any way to your employment or engagement or the termination of your employment upon your retirement from the Company; (b) if, without your prior knowledge and consent, you are made a member of a class in any such proceeding, you agree to opt out of the class at the first opportunity; and (c) you waive any right or ability to be a class or collective action representative in such a proceeding.

Further, you expressly waive and release any and all rights and benefits that you may have under any state or local statute, executive order, regulation, common law and/or public policy relating to unknown claims, including, but not limited to, South Dakota Codified Laws Section 20-7-11, North Dakota Century Code Section 9-13-02, and California Civil Code Section 1542 (or any analogous law of any other state), the latter of which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

You understand and agree that claims or facts in addition to or different from those that are now known or believed by you to exist may hereafter be discovered, but it is your intention to release all claims you have or may have against the parties set forth in this Letter Agreement, whether known or unknown, suspected or unsuspected.

b. You understand that nothing in this Letter Agreement shall be construed to (a) prohibit you from filing a charge with, or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission, National Labor Relations Board and/or any similar federal, state or local agency, (b) extend to any rights you may have to file claims for workers’ compensation and/or unemployment insurance benefits under any applicable state laws, (c) waive, release or impair your rights or claims to enforce the terms of the Letter Agreement, or (d) limit any obligation of the Company or its affiliates (or their respective successors in interest) to indemnify or hold you harmless or to advance expenses to you in connection therewith or any benefit or right of yours under any insurance policy to which the Company is a party. You also understand that nothing in this Letter Agreement limits your ability to communicate with any Governmental Authority, voluntarily provide to a Governmental Authority information you believe indicates possible or actual violations of the law, or participate in or fully cooperate with any investigation or proceeding that may be conducted by any Governmental Authority, including providing documents or other information, without notice to or approval from the Company, without risk of being held liable by the Company for financial penalties. This Letter Agreement also does not limit your right to receive an award for information provided to any Governmental Authority.

c. Except as otherwise stated herein, your release of claims as contained in this Letter Agreement extends to any claims that you may have with respect to any separation plans or programs that have been offered by the Company currently and/or in the past, but does not extend to any rights to which you may become entitled under the Company’s Executive Severance Plan pursuant to Section 3 of this Letter Agreement, or to any vested or other rights to which you may be entitled under any other Company employee benefit or compensation plan by reason of your employment with the Company that cannot legally be waived.

d. You agree and acknowledge that this Letter Agreement may be introduced as evidence in a subsequent proceeding in which either you or the Company alleges a breach of this Letter Agreement, or by the Company in the event that you assert any claim or commence any legal proceeding against the Company.

e. You understand that in response to third-party requests, the Company will comply with its existing policy on employee information by verifying dates of employment, last position held and, if authorized, salary information. You further understand that the Company is obligated to produce information and records in response to lawful requests from Governmental Authorities and in connection with litigation and regulatory proceedings.

f. It is understood and agreed that this Letter Agreement is not to be construed as an admission by you or the Company of any wrongdoing, liability or violation of law.

6.	Miscellaneous

a.	Company Policies.

At all times prior to and, to the extent applicable according to their terms, following the Termination Date, you will be obligated to comply with the policies and procedures of the Company as may be in effect from time to time, including any clawback, forfeiture, or recoupment policies and the Company’s Insider Trading and Protection of Material Nonpublic Information Policy (it being understood that you will remain a Restricted Person (as defined in such policy) for purposes of such policy for at least ninety (90) days following the Termination Date and, accordingly, shall abide by the Company’s trading windows). You acknowledge and agree that you are and will continue to be subject to the Company’s Compensation Recovery Policy in accordance with its terms, including following the Termination Date.

b.	Indemnification; Insurance.

You will continue to be covered by your indemnification agreement with the Company, dated as of June 1, 2021, and the Company’s directors’ and officers’ liability insurance policies as in effect from time to time.

c.	Notices.

All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by registered or certified mail, return receipt requested, postage prepaid, or by email, addressed as follows:

If to you:

At the most recent address on file at the Company. If to the Company:

Zoetis Inc.

10 Sylvan Way

Parsippany, NJ 07054

Attn: General Counsel

[redacted]

CC: legalnotices@zoetis.com

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when received by the addressee.

d.	Governing Law; Dispute Resolution.

This Letter Agreement shall be governed by the laws of the State of New Jersey, without reference to the choice of law rules that would cause the application of the law of any other jurisdiction. You and the Company irrevocably submit to the jurisdiction of any state or federal court sitting in or for the State of New Jersey with respect to any dispute arising out of or relating to this Letter Agreement, and you and the Company irrevocably agree that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. You and the Company hereby irrevocably waive, to the fullest extent permitted by law, any objection that you or the Company may now or hereafter have to the venue of any dispute arising out of or relating to this Letter Agreement or the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or proceeding. You and the Company agree that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. You and the Company hereby irrevocably and unconditionally waive, to the fullest extent permitted by law, any right you or the Company may have to a trial by jury in respect of any litigation as between you and the Company directly or indirectly arising out of, under or in connection with this Letter Agreement or the transactions contemplated hereby or disputes relating hereto. Each of you and the Company certify that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waivers.

e.	Entire Agreement.

This Letter Agreement contains the entire agreement between you and the Company with respect to your separation from the Company and supersedes any and all prior understandings or agreements, whether written or oral, with respect to such service. For the avoidance of doubt, the covenants set forth in Section 4 of this Letter Agreement shall be in addition to, and shall not replace, any covenants concerning the protection of confidential or proprietary information, assignment of inventions and patent rights, protection of Company property, noncompetition, nonsolicitation of or non-interference with business relations or service providers, nondisparagement or other restrictive covenants set forth in any other agreement between you and the Company or its affiliates, except to the extent that any such covenants in other agreement would otherwise provide greater restrictions on your ability to take on other employment than provided by Section 4(b) above.

f.	Amendments.

No provision of this Letter Agreement shall be modified or amended except by an instrument in writing duly executed by the parties hereto. No custom, act, payment, favor or indulgence shall grant any additional right to you or be deemed a waiver by the Company of any of your obligations hereunder or release you therefrom or impose any additional obligation upon the Company. No waiver by any party of any breach by the other party of any term or provision hereof shall be deemed to be an assent or waiver by any party to or of any succeeding breach of the same or any other term or provision.

g.	Successors.

This Letter Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you otherwise than by will or the laws of descent and distribution. The Company shall consider in good faith any request to assign your rights under this Letter Agreement to your personal services corporation. This Letter Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Letter Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Letter Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Letter Agreement by operation of law, or otherwise.

h.	Invalidity.

If any term or provision of this Letter Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Letter Agreement or the application of such term or provision to persons or circumstances other than those to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Letter Agreement shall be valid and be enforced to the fullest extent permitted by law.

i.	Survivability.

The provisions of this Letter Agreement that by their terms call for performance subsequent to your separation from the Company or your engagement pursuant to this Letter Agreement (including the terms of Section 4) shall so survive such termination.

j.	Section Headings; Construction.

The section headings used in this Letter Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation hereof. For purposes of this Letter Agreement, the term “including” shall mean “including, without limitation” and the term “affiliate” shall mean, with respect to any Person, an entity controlled by, controlling or under common control with such Person.

k.	Taxes.

The Company and its affiliates may withhold from any amounts payable under this Letter Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

l.	Section 409A.

For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”), each payment that is paid pursuant to this Letter Agreement shall be treated as a separate payment. The parties intend that all payments and benefits made or to be made under this Letter Agreement comply with, or are exempt from, the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be so exempt. Your termination of employment on the Termination Date is intended to constitute a “separation from service” within the meaning of Section 409A.

If any of the severance payments made or benefits provided in connection with your separation from service do not qualify for any reason to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4), Treasury Regulation Section 1.409A-1(b)(9)(iii), or any other applicable exemption, and you are, at the time of your separation from service, a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code (as determined by the Company in accordance with Section 409A), each such payment or benefit will not be made until the first business day following the date that is six (6) months after your separation from service (or, if earlier, the date of your death), and on such date you will receive all payments or benefits that would have been provided during such period in a single lump sum. Any remaining payments or benefits due under this Letter Agreement shall be provided as otherwise specified herein. In no event shall the Company or any of its affiliates be liable for any additional tax, interest or penalty that may be imposed on you under Section 409A or for any damages for failing to comply with Section 409A. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Letter Agreement.

m.	Counterparts.

This Letter Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

n.	Consideration Period and Revocation

Your signature below indicates that you:

i.	have carefully read and reviewed this Letter Agreement;

ii.	fully understand all of its terms and conditions;

iii.	fully understand that this Letter Agreement, including the release provisions contained herein, is legally binding and that by signing it you are giving up certain rights;

iv.	have not relied on any other representations by the Company or its employees or agents, whether written or oral, concerning the terms of this Letter Agreement;

v.

have been provided at least twenty-one (21) days to consider Section 5 of this Letter Agreement, and agree that changes to Section 5 of this Letter Agreement, whether material or immaterial, do not restart the running of the twenty-one (21)-day consideration period;

vi.	will have seven (7) days to revoke your acceptance of Section 5 of after signing this Letter Agreement;

vii.	are waiving any rights or claims you may have under the Age Discrimination in Employment Act of 1967;

viii.	have been advised, and have had the opportunity, to consult with an attorney prior to executing this Letter Agreement; and

ix.	execute and deliver this Letter Agreement freely and voluntarily.

To revoke Section 5 of this Letter Agreement, you must submit written notice, such that it is received no later than the eighth (8th) day after you originally sign this Letter Agreement. You also understand that you must return the signed Letter Agreement to the Company, according to the directions and instructions provided by the Company and on the date designated by the Company. Section 5 of this Letter Agreement will not become effective and enforceable until the seven (7)-day revocation period has expired.

[Signature Page Follows]

To confirm the foregoing terms are acceptable to you, please execute and return the copy of this Letter Agreement, which is enclosed for your convenience.

Very truly yours,

Zoetis Inc.

By:	s/ Roxanne Lagano
Name: Roxanne Lagano
Title: Executive Vice President, General Counsel and Corporate Secretary

Acknowledged and agreed:

s/ Wetteny Joseph

Exhibit A

WAIVER AND RELEASE OF CLAIMS

This Waiver and Release Agreement (this “Release”) is executed by Wetteny Joseph (“Executive”) on [DATE]. Reference is made herein to the Letter Agreement (the “Letter Agreement”), dated as of [DATE], between Executive and Zoetis Inc., a Delaware corporation (the “Company”).

1. In consideration for the payments and benefits provided by the Company pursuant to the Letter Agreement and for other good and valuable consideration, the sufficiency of which Executive hereby acknowledges and agrees to, by signing this Release, on behalf of Executive, Executive’s heirs, administrators, executors, representatives, agents, successors and assigns, Executive hereby waives and releases and forever discharges to the maximum extent permitted by applicable law any and all claims or causes of action, whether or not now known and whether present or future, against the Company or any of its predecessors, successors, or past or present subsidiaries, affiliates, parents, branches or related entities (collectively, including the Company, the “Released Parties”) or, in their respective capacities as such, the Released Parties’ former, current or future employees, consultants, agents, representatives, stockholders, managers, members, equity holders, officers, directors, attorneys, employee benefit plans or assigns, with respect to any matter through and including the date on which this Release is executed, including, without limitation, any matter related to Executive’s employment or engagement with the Company or the termination of Executive’s employment with the Company.

Executive understands and agrees that Executive is releasing the Released Parties from any and all claims that may legally be waived by private agreement, including, but not limited to, any and all claims for breach of contract, breach of the covenant of good faith and fair dealing, personal injury, wages, benefits, defamation, wrongful discharge, discrimination, harassment, retaliation, impairment of economic opportunity, emotional distress, invasion of privacy, negligence or other tort; claims for attorneys’ fees or costs; and any and all other claims, whether arising under statute (including, but not limited to, claims arising under the Civil Rights Act of 1866, the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act of 1990, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the National Labor Relations Act, the New Jersey Conscientious Employee Protection Act, the District of Columbia Human Rights Act, the Massachusetts Fair Employment Practices Act—M.G.L. c. 151 B, the Massachusetts Wage Payment Statute, G.L. c. 149, §§ 148, 148A, 148B, 149, 150, 150A-150C, 151, 152, 152A, et seq., the Massachusetts Wage and Hour laws, G.L. c. 151 § 1A et seq., the Minnesota Human Rights Act, the West Virginia Human Rights Act1, and/or any and all other federal, state, local or foreign statutes, executive orders or regulations), contract (express or implied), constitutional provision, common law, public policy or otherwise, from the beginning of time through the date Executive has executed this Release. Further, if any claim is not subject to release, to the extent permitted by applicable law: (a) Executive promises not to consent to become a member of any class or collective in a class, collective or multiparty action or proceeding in

[1]	Executive acknowledges that Executive has been provided the toll-free number of the West Virginia State Bar Association 1-800-944-9822.

which claims are asserted against any Released Party that are related in any way to Executive’s employment or engagement or the termination of Executive’s employment with the Company; (b) if, without Executive’s prior knowledge and consent, Executive is made a member of a class in any such proceeding, Executive agrees to opt out of the class at the first opportunity; and (c) Executive waives any right or ability to be a class or collective action representative in such a proceeding.

Further, Executive expressly waives and releases any and all rights and benefits that Executive may have under any state or local statute, executive order, regulation, common law and/or public policy relating to unknown claims, including, but not limited to, South Dakota Codified Laws Section 20-7-11, North Dakota Century Code Section 9-13-02, and California Civil Code Section 1542 (or any analogous law of any other state), the latter of which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Executive understands and agrees that claims or facts in addition to or different from those that are now known or believed by Executive to exist may hereafter be discovered, but it is Executive’s intention to release all claims Executive has or may have against the parties set forth in this Release, whether known or unknown, suspected or unsuspected.

2. Executive understands that nothing in this Release shall be construed to (a) prohibit Executive from filing a charge with, or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission, National Labor Relations Board and/or any similar federal, state or local agency, (b) extend to any rights Executive may have to file claims for workers’ compensation and/or unemployment insurance benefits under any applicable state laws, (c) waive, release or impair Executive’s rights or claims to enforce the terms of the Letter Agreement, or (d) limit any obligation of the Company or its affiliates (or their respective successors in interest) to indemnify or hold harmless Executive or to advance expenses to Executive in connection therewith or any benefit or right of the Executive under any insurance policy to which the Company is a party. Executive also understands that nothing in this Release limits Executive’s ability to communicate with any federal, state or local governmental or law enforcement branch, agency or entity (each, a “Governmental Authority”), voluntarily provide to a Governmental Authority information Executive believes indicates possible or actual violations of the law, or participate in or fully cooperate with any investigation or proceeding that may be conducted by any Governmental Authority, including providing documents or other information, without notice to or approval from the Company, without risk of being held liable by the Company for financial penalties. This Release also does not limit Executive’s right to receive an award for information provided to any Governmental Authority.

3. Except as otherwise stated herein, Executive’s release of claims as contained in this Release extends to any claims that Executive may have with respect to any separation plans or programs that have been offered by the Company currently and/or in the past, but does not extend to any rights to which Executive may be entitled under the Company’s Executive Severance Plan pursuant to Section 3 of the Letter Agreement, or to any vested or other rights to which Executive may be entitled under any other Company employee benefit or compensation plan by reason of Executive’s employment with the Company that cannot legally be waived.

4. Executive agrees and acknowledges that this Release may be introduced as evidence in a subsequent proceeding in which either the Company or Executive alleges a breach of this Release, or by the Company in the event that Executive asserts any claim or commences any legal proceeding against the Company.

5. Executive understands that in response to third-party requests, the Company will comply with its existing policy on employee information by verifying dates of employment, last position held and, if authorized, salary information. Executive further understands that the Company is obligated to produce information and records in response to lawful requests from Governmental Authorities and in connection with litigation and regulatory proceedings.

6. It is understood and agreed that this Release is not to be construed as an admission by the Company or Executive of any wrongdoing, liability or violation of law.

7. Executive understands that Executive will have a period of seven (7) days following the execution of this Release in which to revoke this Release. To revoke this Release, Executive must submit written notice, such that it is received no later than the eighth day after Executive originally signs this Release, to:

Zoetis Inc.

10 Sylvan Way

Parsippany, NJ 07054

Attn: General Counsel

[redacted]

CC: legalnotices@zoetis.com

Executive also understands that Executive must return the signed Release to the Company, according to the directions and instructions provided by the Company and on the date designated by the Company.

This Release will not become effective and enforceable until the seven (7)-day revocation period has expired. Executive understands that the Company will not be required to provide the payments and benefits set forth in Section 3 of the Letter Agreement unless this Release becomes effective.

8. This Release will be governed by and construed and enforced in accordance with the laws of the State of New Jersey.

9. Executive further acknowledges and agrees that if Executive breaches the provisions of this Release, then, to the fullest extent permitted by law, (a) the Company shall be entitled to apply for and receive an injunction to restrain any violation of the Release, (b) the Company shall not be obligated to pay or provide the payments and benefits set forth in Section 3 of the Letter Agreement to Executive, (c) Executive shall be obligated to pay to the Company its costs and expenses in enforcing this Release and the Letter Agreement and defending against such lawsuit (including court costs, expenses and reasonable legal fees), and (d) Executive shall be obligated upon demand to repay to the Company all payments and benefits previously paid or provided pursuant to Section 3 of the Letter Agreement.

10. This Release and the Letter Agreement contain the entire agreement between Executive and the Company and replace any prior or contemporaneous agreements or understandings between Executive and the Company regarding the subject matter of this Release, whether written or oral, except for any agreements Executive may have signed in connection with or during Executive’s employment governing the protection of confidential or proprietary information, assignment of inventions and patent rights, protection of Company property, noncompetition, nonsolicitation of or non-interference with business relations or service providers, nondisparagement or other restrictive covenants, all of which shall remain in full force and effect.

11. This Release may not be changed unless the changes are in writing and signed by Executive and an authorized representative of the Company.

12. The provisions of this Release are severable. If any provision of this Release is held invalid or unenforceable, such provision shall be deemed to be removed from this Release and such invalidity or unenforceability shall not affect any other provision of this Release, the balance of which will remain in and have its intended full force and effect and binding upon both parties; provided, however, that, if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

13. Executive’s signature below indicates that Executive:

a. has carefully read and reviewed this Release;

b. fully understands all of its terms and conditions;

c. fully understands that this Release is legally binding and that by signing it Executive is giving up certain rights;

d. has not relied on any other representations by the Company or its employees or agents, whether written or oral, concerning the terms of this Release;

e. has been provided at least 21 days to consider this Release, and agrees that changes to this Release (or to the Letter Agreement), whether material or immaterial, do not restart the running of the 21-day consideration period;

f. will have seven (7) days to revoke Executive’s acceptance after signing it;

g. is waiving any rights or claims Executive may have under the Age Discrimination in Employment Act of 1967;

h. has been advised, and has had the opportunity, to consult with an attorney prior to executing this Release; and

i. executes and delivers this Release freely and voluntarily.

[Signature Page Follows]

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS RELEASE AND THAT EXECUTIVE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT EXECUTIVE HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AND THE RELEASE PROVIDED FOR HEREIN VOLUNTARILY AND OF EXECUTIVE’S OWN FREE WILL.

EXECUTED this    day of          , 20 .

Wetteny Joseph